Exhibit 99.1

Lime Energy Receives NASDAQ Extended Stay

Huntersville, NC, January 30, 2013 — Lime Energy Co. (NASDAQ: LIME) today announced that, by letter dated January 30, 2013, the NASDAQ Listing Qualifications Hearings Panel (the “Panel”) has granted the Company’s request to extend the stay of suspension of trading in the Company’s common stock pending completion of the hearing process and the issuance of a final determination by the Panel regarding the Company’s request for continued listing on NASDAQ.

The Company is working to complete the previously announced process to restate its financial results for certain prior periods and become current in its periodic report filings with the Securities and Exchange Commission. As disclosed on January 14, 2013, the Company received a letter from NASDAQ advising that because the Company remains noncompliant with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1), the Company’s common stock was subject to suspension. The Company exercised its right to appeal this determination by requesting a hearing before the Panel. The request for the hearing triggered a stay of the suspension for no more than15 days, pending consideration of the Company’s request for a further extension.  The latest action by the Panel extends that stay until a final determination is made following the hearing. The Company will provide an update regarding its continued listing status once a decision on the matter has been issued by the Panel.

Cautionary Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “ will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including, without limitation, how promptly we are able to file our delinquent quarterly reports and complete our accounting review of our financial statements for the years ended December 31, 2008, 2009, 2010 and 2011, and the quarter ended March 31, 2012 and the results of that review , as well as other risk factors discussed in our Annual Report on Form 10-K, filed on March 16, 2012 with the SEC, which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Investor Relations

Ashley Conger

(704) 892-4442

aconger@lime-energy.com